Putnam American Government Income Fund, 9/30/12, annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		24,465
Class B	   	   409
Class C	   	   830
Class M            88

72DD2 (000s omitted)


Class R	   	   294
Class Y	   	 1,190

73A1

Class A	 0.340
Class B	 0.271
Class C	 0.273
Class M	 0.316

73A2

Class R	0.315
Class R5  0.053
Class R6	0.055
Class Y	0.364


74U1	(000s omitted)

Class A	70,165
Class B    1,532
Class C	 3,374
Class M	   296

74U2	(000s omitted)

Class R	   925
Class R5       1
Class R6       1
Class Y    3,311

74V1

Class A	  9.23
Class B	  9.15
Class C     9.19
Class M	 9.29

74V2


Class R	   9.24
Class R5     9.21
Class R6     9.21
Class Y	   9.21

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.